Exhibit 99.1

news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-5997
For financial analysts: Andy Ludwig, 610-774-3389
PPL Corporation Reports Third-Quarter 2020 Earnings

•Announces third-quarter reported earnings of $0.37 per share and earnings from ongoing operations of $0.58 per share.
•Narrows 2020 earnings from ongoing operations forecast range to $2.40 to $2.50 per share from $2.40 to $2.60 per share.

    ALLENTOWN, Pa. (Nov. 5, 2020) - PPL Corporation (NYSE: PPL) on Thursday (11/5) announced third-quarter 2020 reported earnings (GAAP) of $281 million, or $0.37 per share, compared with third-quarter 2019 reported earnings of $475 million, or $0.65 per share.
Reported earnings for the first nine months of 2020 were $1.18 billion, or $1.53 per share, compared with $1.38 billion, or $1.89 per share, for the first nine months of 2019.
    Adjusting for special items, third-quarter 2020 earnings from ongoing operations (non-GAAP) were $450 million, or $0.58 per share, compared to $445 million, or $0.61 per share, a year ago.
    Earnings from ongoing operations for the first nine months of 2020 were $1.39 billion, or $1.81 per share, compared to $1.38 billion, or $1.88 per share, for the first nine months of 2019.
"Despite the ongoing challenge of COVID-19, we continue to provide superior customer service and reliability across all of our service territories, to strengthen grid resilience, and to deliver when it matters most for our hospitals, first responders and the many now working and learning from home," said Vince Sorgi, PPL president and chief executive officer.
"And while COVID-19 and milder weather through the first half of the year have impacted PPL's ongoing earnings, we are on track to achieve the low end of our earnings guidance and have narrowed our 2020 guidance range to $2.40 to $2.50 per share from the prior range of $2.40 to $2.60 per share."
Looking ahead, the company continues to invest in a sustainable energy future through innovation, network upgrades and support for research and development, including the Low-Carbon Resources Initiative recently announced by the Electric Power Research Institute and Gas Technology Institute. The company also continues to invest in smart grid technology to make its electricity service even more reliable, adding that its PPL Electric Utilities subsidiary in Pennsylvania recently marked 1 million customer outages avoided since 2015 as a result of the robust deployment of automated smart grid technology.
Regarding PPL's U.K. business, the company said its formal process to sell the Western Power Distribution business remains on track. While there can be no assurance of any specific outcome, including whether it will result in the completion of any transaction, the company continues to expect to announce a transaction in the first half of 2021.

Third-Quarter 2020 Earnings Details

    As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). "Earnings from ongoing operations" is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings (net income) to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per-share amounts)	3rd Quarter			Year to Date
	2020	2019	Change	2020	2019	Change
Reported earnings	$281	$475	(41)%	$1,179	$1,382	(15)%
Reported earnings per share	$0.37	$0.65	(43)%	$1.53	$1.89	(19)%

	3rd Quarter			Year to Date
	2020	2019	Change	2020	2019	Change
Earnings from ongoing operations	$450	$445	1%	$1,391	$1,375	1%
Earnings from ongoing operations per share	$0.58	$0.61	(5)%	$1.81	$1.88	(4)%

Third-Quarter 2020 Earnings by Segment

	3rd Quarter		Year to Date
Per share	2020	2019	2020	2019
Reported earnings
U.K. Regulated	$0.07	$0.32	$0.74	$1.07
Kentucky Regulated	0.17	0.20	0.43	0.50
Pennsylvania Regulated	0.17	0.16	0.48	0.46
Corporate and Other	(0.04)	(0.03)	(0.12)	(0.14)
Total	$0.37	$0.65	$1.53	$1.89

	3rd Quarter		Year to Date
	2020	2019	2020	2019
Special items (expense) benefit
U.K. Regulated	$(0.21)	$0.04	$(0.26)	$0.02
Kentucky Regulated	—	—	—	—
Pennsylvania Regulated	—	—	—	—
Corporate and Other	—	—	(0.02)	(0.01)
Total	$(0.21)	$0.04	$(0.28)	$0.01

	3rd Quarter		Year to Date
	2020	2019	2020	2019
Earnings from ongoing operations
U.K. Regulated	$0.28	$0.28	$1.00	$1.05
Kentucky Regulated	0.17	0.20	0.43	0.50
Pennsylvania Regulated	0.17	0.16	0.48	0.46
Corporate and Other	(0.04)	(0.03)	(0.10)	(0.13)
Total	$0.58	$0.61	$1.81	$1.88

Key Factors Impacting Earnings

In addition to the segment drivers outlined below, PPL’s reported earnings for the third quarter of 2020 included net special-item after-tax charges of $169 million, or $0.21 per share, primarily from the impact of the U.K. tax rate change on deferred taxes, unrealized losses on foreign currency economic hedges and certain impacts related to COVID-19. Reported earnings for the third quarter of 2019 included net special-item after-tax benefits of $30 million, or $0.04 per share, primarily from unrealized gains on foreign currency economic hedges.
PPL's reported earnings for the first nine months of 2020 included net special-item after-tax charges of $212 million, or $0.28 per share, primarily from the impact of the U.K. tax rate change on deferred taxes, unrealized losses on foreign currency economic hedges and certain impacts related to COVID-19. Reported earnings for the first nine months of 2019 included net special-item after-tax benefits of $7 million, or $0.01 per share, primarily from unrealized losses on foreign currency economic hedges.

U.K. Regulated Segment
PPL’s U.K. Regulated segment consists of the regulated electricity delivery operations of Western Power Distribution (WPD), which serves Southwest and Central England and South Wales.
Reported earnings in the third quarter of 2020 decreased by $0.25 per share compared with a year ago. Earnings from ongoing operations in the third quarter of 2020 were even compared with a year ago. Factors impacting third-quarter U.K. Regulated segment earnings results included $0.01 per share from the effect of dilution. Excluding dilution, factors driving earnings results included higher foreign currency exchange rates and lower interest expense, partially offset by lower sales volumes primarily due to the impact of COVID-19, lower pension income and higher income taxes.
Reported earnings for the first nine months of 2020 decreased by $0.33 per share compared with a year ago. Earnings from ongoing operations for the first nine months of 2020 decreased by $0.05 per share compared with a year ago. Factors impacting nine-month U.K. Regulated segment earnings results included $0.05 per share from the effect of dilution. Excluding dilution, factors driving earnings results included higher foreign currency exchange rates and higher prices, offset by lower sales volumes primarily due to the impact of COVID-19, lower pension income and higher operation and maintenance expense.

Kentucky Regulated Segment
PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings and earnings from ongoing operations in the third quarter of 2020 decreased by $0.03 per share compared with a year ago. Factors impacting third-quarter Kentucky Regulated segment earnings results included $0.01 per share from the effect of dilution. Excluding dilution, factors driving earnings results primarily included lower sales volumes primarily due to weather and lower commercial and industrial demand revenue due to the impact of COVID-19.
Reported earnings and earnings from ongoing operations for the first nine months of 2020 decreased by $0.07 per share compared with a year ago. Factors impacting nine-month Kentucky Regulated segment earnings results included $0.02 per share from the effect of dilution. Excluding dilution, factors driving earnings results included lower sales volumes primarily due to weather, lower commercial and industrial demand revenue due to the impact of COVID-19, higher depreciation and higher income taxes due to a tax credit recognized in the second quarter of 2019, partially offset by higher retail rates effective May 1, 2019.

Pennsylvania Regulated Segment
PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings and earnings from ongoing operations in the third quarter of 2020 increased by $0.01 per share compared with a year ago. Factors impacting Pennsylvania Regulated segment earnings results included $0.01 per share from the effect of dilution. Excluding dilution, factors driving earnings results primarily included returns on additional capital investments in transmission.
Reported earnings and earnings from ongoing operations for the first nine months of 2020 increased by $0.02 per share compared with a year ago. Factors impacting nine-month Pennsylvania Regulated segment earnings results included $0.03 per share from the effect of dilution. Excluding dilution, factors driving earnings results primarily included returns on additional capital investments in transmission.

Corporate and Other
PPL’s Corporate and Other category primarily includes unallocated corporate-level financing and other costs.
Reported earnings and earnings from ongoing operations in the third quarter of 2020 decreased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included higher income taxes.
Reported earnings for the first nine months of 2020 increased by $0.02 per share compared with a year ago. Earnings from ongoing operations for the first nine months of 2020 increased by $0.03 per share compared with a year ago. Excluding special items, factors driving earnings results primarily included lower overall corporate expenses and other factors.

    2020 Earnings Forecast

PPL narrowed its 2020 earnings from ongoing operations forecast range to $2.40 to $2.50 per share from $2.40 to $2.60 per share. This factors in an estimated $0.10 per share unfavorable impact due to COVID-19 through the end of the third quarter.
Earnings from ongoing operations is a non-GAAP measure that could differ from reported earnings due to special items that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations. PPL management is not able to forecast whether any of these factors will occur or whether any amounts will be reported for future periods. Therefore, PPL is not able to provide an equivalent GAAP measure for earnings guidance.
See the table at the end of this news release for a complete reconciliation of the earnings forecast.

    Headquartered in Allentown, Pennsylvania, PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL's seven high-performing, award-winning utilities serve more than 10 million customers in the U.S. and U.K. With more than 12,000 employees, the company is dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.
# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about third-quarter 2020 financial results at 11 a.m. Eastern time on Thursday, Nov. 5. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call. Interested individuals can access the live conference call via telephone at 1-888-346-8683. International participants should call 1-412-902-4270. Participants will need to enter the following "Elite Entry" number to join the conference: 9778163. Callers can access the webcast link at www.pplweb.com/investors under “Events.”
# # #

Management utilizes “Earnings from Ongoing Operations” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the statutory tax rate of the entity where the activity is recorded. Special items may include items such as:

•Unrealized gains or losses on foreign currency economic hedges (as discussed below).
•Gains and losses on sales of assets not in the ordinary course of business.
•Impairment charges.
•Significant workforce reduction and other restructuring effects.
•Acquisition and divestiture-related adjustments.
•Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.

Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge British-pound-sterling-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL’s underlying hedged earnings.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, including the process to sell PPL Corporation’s U.K. business, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: the novel coronavirus pandemic or other pandemic health events or other catastrophic events and their effect on financial markets, economic conditions and our businesses; asset or business acquisitions and dispositions, including our ability to successfully execute our plan to divest PPL Corporation’s U.K. business within the anticipated timeframe or any particular terms, if at all, or that such plan may not yield the anticipated benefits; market demand for energy in our U.S. service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries;

the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; British pound sterling to U.S. dollar exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	September 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents	$746	$815
Accounts receivable	830	792
Unbilled revenues	382	504
Fuel, materials and supplies	351	332
Current price risk management assets	136	147
Other current assets	250	177
Property, Plant and Equipment
Regulated utility plant	45,058	42,709
Less: Accumulated depreciation - regulated utility plant	8,726	8,055
Regulated utility plant, net	36,332	34,654
Non-regulated property, plant and equipment	490	357
Less: Accumulated depreciation - non-regulated property, plant and equipment	98	109
Non-regulated property, plant and equipment, net	392	248
Construction work in progress	1,596	1,580
Property, Plant and Equipment, net	38,320	36,482
Noncurrent regulatory assets	1,450	1,492
Goodwill and other intangibles	4,046	3,940
Pension benefit asset	972	464
Noncurrent price risk management assets	53	149
Other noncurrent assets	388	386
Total Assets	$47,924	$45,680

Liabilities and Equity
Short-term debt	$1,368	$1,151
Long-term debt due within one year	1,525	1,172
Accounts payable	864	956
Other current liabilities	1,685	1,621
Long-term debt	21,243	20,721
Deferred income taxes and investment tax credits	3,691	3,212
Accrued pension obligations	485	587
Asset retirement obligations	223	212
Noncurrent regulatory liabilities	2,543	2,572
Other deferred credits and noncurrent liabilities	611	485
Common stock and additional paid-in capital	12,268	12,222
Earnings reinvested	5,345	5,127
Accumulated other comprehensive loss	(3,927)	(4,358)
Total Liabilities and Equity	$47,924	$45,680

(1)    The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating Revenues	$1,885	$1,933	$5,678	$5,815

Operating Expenses
Operation
Fuel	177	194	478	556
Energy purchases	136	150	470	538
Other operation and maintenance	483	480	1,446	1,452
Depreciation	323	306	959	890
Taxes, other than income	79	77	226	232
Total Operating Expenses	1,198	1,207	3,579	3,668

Operating Income	687	726	2,099	2,147

Other Income (Expense) - net	52	126	253	309

Interest Expense	249	259	750	746

Income Before Income Taxes	490	593	1,602	1,710

Income Taxes	209	118	423	328

Net Income	$281	$475	$1,179	$1,382

Earnings Per Share of Common Stock:
Net Income Available to PPL Common Shareowners:
Basic	$0.37	$0.66	$1.53	$1.91
Diluted	$0.37	$0.65	$1.53	$1.89

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	768,786	722,259	768,502	721,693
Diluted	769,660	731,151	769,270	730,677

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Nine Months Ended September 30,
	2020	2019
Cash Flows from Operating Activities
Net income	$1,179	$1,382
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	959	890
Amortization	47	60
Defined benefit plans - (income) expense	(155)	(198)
Deferred income taxes and investment tax credits	355	257
Unrealized (gains) losses on derivatives, and other hedging activities	98	(18)
Other	11	9
Change in current assets and current liabilities
Accounts receivable	(40)	57
Accounts payable	(35)	(116)
Prepayments	(53)	(53)
Accrued interest	86	74
Unbilled revenues	126	58
Regulatory assets and liabilities, net	(44)	(62)
Other	(17)	(91)
Other operating activities
Defined benefit plans - funding	(264)	(281)
Other	(6)	(80)
Net cash provided by operating activities	2,247	1,888
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(2,348)	(2,197)
Purchase of investments	—	(55)
Proceeds from the sale of investments	2	63
Other investing activities	(12)	(5)
Net cash used in investing activities	(2,358)	(2,194)
Cash Flows from Financing Activities
Issuance of long-term debt	1,598	1,465
Retirement of long-term debt	(975)	(200)
Proceeds from project financing	152	—
Issuance of common stock	32	49
Payment of common stock dividends	(956)	(893)
Issuance of term loan	300	—
Net increase (decrease) in short-term debt	(94)	(34)
Other financing activities	(24)	(24)
Net cash provided by financing activities	33	363
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	11	(10)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	(67)	47
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	836	643
Cash, Cash Equivalents and Restricted Cash at End of Period	$769	$690

Supplemental Disclosures of Cash Flow Information
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at September 30,	$279	$363
Accrued expenditures for intangible assets at September 30,	$86	$67

Key Indicators (Unaudited)

	Twelve Months Ended
	September 30
Financial	2020	2019

Dividends declared per share of common stock	$1.6575	$1.6475
Book value per share (1)(2)	$17.80	$16.48
Market price per share (1)	$27.21	$31.49
Dividend yield	6.1%	5.2%
Dividend payout ratio (3)	82.5%	67.0%
Dividend payout ratio - earnings from ongoing operations (3)(4)	69.6%	68.6%
Return on common equity	12.1%	15.1%
Return on common equity - earnings from ongoing operations (4)	14.2%	14.7%
Spot rate of U.S. dollar per British pound sterling for Balance Sheet translation (5)	$1.34	$1.29
Average rate of U.S. dollar per British pound sterling for Statement of Income translation (6)	$1.48	$1.33

(1)    End of period.
(2)    Based on 768,797 and 722,307 shares of common stock outstanding (in thousands) at September 30, 2020, and September 30, 2019.
(3)    Based on diluted earnings per share.
(4)    Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that includes adjustments described in the text and tables of this news release.
(5)    As of August 31, 2020, and November 30, 2019, as WPD is consolidated on a one-month lag.
(6)    Represents a year-to-date average and includes the impact of foreign exchange hedges.

Operating - Domestic & International Electricity Sales (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
			Percent			Percent
(GWh)	2020	2019	Change	2020	2019	Change

PA Regulated Segment
Retail Delivered	9,603	9,535	0.7%	27,138	27,930	(2.8)%

KY Regulated Segment
Retail Delivered	7,960	8,587	(7.3)%	21,592	23,186	(6.9)%
Wholesale (1)	162	198	(18.2)%	392	983	(60.1)%
Total	8,122	8,785	(7.5)%	21,984	24,169	(9.0)%

Total U.S.	17,725	18,319	(3.2)%	49,122	52,099	(5.7)%

U.K. Regulated Segment
Delivered	14,906	16,142	(7.7)%	50,578	53,965	(6.3)%

(1) Represents FERC-regulated municipal and unregulated off-system sales. KU's service to eight municipalities terminated effective April 30,
2019. KU continues to provide service to two municipalities.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

3rd Quarter 2020	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings (1)	$55	$129	$135	$(38)	$281
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $14	(53)	—	—	—	(53)
Talen litigation costs, net of tax of $1	—	—	—	(2)	(2)
COVID-19 impact, net of tax of $1, $0, $0, $0 (2)	(3)	—	(1)	(1)	(5)
U.K. tax rate change	(102)	—	—	—	(102)
Strategic corporate initiatives, net of tax of $2	—	—	—	(7)	(7)
Total Special Items	(158)	—	(1)	(10)	(169)
Earnings from Ongoing Operations	$213	$129	$136	$(28)	$450

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings (1)	$0.07	$0.17	$0.17	$(0.04)	$0.37
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.07)	—	—	—	(0.07)
COVID-19 impact (2)	(0.01)	—	—	—	(0.01)
U.K. tax rate change	(0.13)	—	—	—	(0.13)
Total Special Items	(0.21)	—	—	—	(0.21)
Earnings from Ongoing Operations	$0.28	$0.17	$0.17	$(0.04)	$0.58

(1) Reported Earnings represents Net Income.
(2) COVID-19 impact relates to incremental costs for labor not chargeable to capital projects due to U.K. government lockdown restrictions, outside services, customer payment processing, purchases of personal protective equipment and other safety related actions associated with the COVID-19 pandemic.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date September 30, 2020	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings (1)	$574	$330	$371	$(96)	$1,179
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of $20	(76)	—	—	—	(76)
Talen litigation costs, net of tax of $2	—	—	—	(6)	(6)
COVID-19 impact, net of tax of $4, $1, $0, $0 (2)	(15)	(4)	(1)	(1)	(21)
U.K. tax rate change	(102)	—	—	—	(102)
Strategic corporate initiatives, net of tax of $2	—	—	—	(7)	(7)
Total Special Items	(193)	(4)	(1)	(14)	(212)
Earning from Ongoing Operations	$767	$334	$372	$(82)	$1,391

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings (1)	$0.74	$0.43	$0.48	$(0.12)	$1.53
Less: Special Items (expense) benefit:
Foreign currency economic hedges	(0.10)	—	—	—	(0.10)
Talen litigation costs	—	—	—	(0.01)	(0.01)
COVID-19 impact (2)	(0.02)	—	—	—	(0.02)
U.K. tax rate change	(0.14)	—	—	—	(0.14)
Strategic corporate initiatives	—	—	—	(0.01)	(0.01)
Total Special Items	(0.26)	—	—	(0.02)	(0.28)
Earnings from Ongoing Operations	$1.00	$0.43	$0.48	$(0.10)	$1.81

(1) Reported Earnings represents Net Income.
(2) COVID-19 impact relates to incremental costs for labor not chargeable to capital projects due to U.K. government lockdown restrictions, outside services, customer payment processing, purchases of personal protective equipment and other safety related actions associated with the COVID-19 pandemic.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

3rd Quarter 2019	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings (1)	$236	$150	$118	$(29)	$475
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($8)	31	—	—	—	31
Talen litigation costs, net of tax of $0	—	—	—	(1)	(1)
Total Special Items	31	—	—	(1)	30
Earnings from Ongoing Operations	$205	$150	$118	$(28)	$445

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings (1)	$0.32	$0.20	$0.16	$(0.03)	$0.65
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.04	—	—	—	0.04
Total Special Items	0.04	—	—	—	0.04
Earnings from Ongoing Operations	$0.28	$0.20	$0.16	$(0.03)	$0.61

(1) Reported Earnings represents Net Income.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date September 30, 2019	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings (1)	$784	$364	$333	$(99)	$1,382
Less: Special Items (expense) benefit:
Foreign currency economic hedges, net of tax of ($4)	15	—	—	—	15
Talen litigation costs, net of tax of $1	—	—	—	(4)	(4)
Other, net of tax of $1	(4)	—	—	—	(4)
Total Special Items	11	—	—	(4)	7
Earnings from Ongoing Operations	$773	$364	$333	$(95)	$1,375

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings (1)	$1.07	$0.50	$0.46	$(0.14)	$1.89
Less: Special Items (expense) benefit:
Foreign currency economic hedges	0.03	—	—	—	0.03
Talen litigation costs	—	—	—	(0.01)	(0.01)
Other	(0.01)	—	—	—	(0.01)
Total Special Items	0.02	—	—	(0.01)	0.01
Earnings from Ongoing Operations	$1.05	$0.50	$0.46	$(0.13)	$1.88

(1) Reported Earnings represents Net Income.

Reconciliation of PPL's Earnings Forecast
After-tax (Unaudited)
(per share - diluted)

	2020 Forecast Range
	Midpoint	Forecast Range
	Midpoint	High	Low
	Total	2020	2020
Estimate of Reported Earnings	$2.17	$2.22	$2.12
Less: Special Items (expense) benefit:(1)
Foreign currency economic hedges	(0.10)	(0.10)	(0.10)
Talen litigation costs	(0.01)	(0.01)	(0.01)
COVID-19 impact (2)	(0.02)	(0.02)	(0.02)
U.K. tax rate change	(0.14)	(0.14)	(0.14)
Strategic corporate initiatives	(0.01)	(0.01)	(0.01)
Total Special Items	(0.28)	(0.28)	(0.28)
Forecast of Earnings from Ongoing Operations	$2.45	$2.50	$2.40

(1) Reflects only special items recorded through September 30, 2020. PPL is not able to forecast special items for future periods.
(2) COVID-19 impact relates to incremental costs for labor not chargeable to capital projects due to U.K. government lockdown restrictions, outside services, customer payment processing, purchases of personal protective equipment and other safety related actions associated with the COVID-19 pandemic.